AllianceBernstein Global High Income Fund, Inc.
Exhibit 77C

The Annual Meeting of the Stockholders of
AllianceBernstein Global High Income Fund, Inc.
(the ?Fund?) was held on March 28, 2008.

A description of the proposal and number of shares voted at the Meeting are as follows:




Director

Voted for
Authority
Withheld





1.
To elect Class Two Directors:
(terms expire in 2011)
William H. Foulk, Jr.
D. James Guzy
68,554,498
68,530,451
1,503,747
1,527,793


John H. Dobkin
68,612,783
1,445,461





2.
To elect a Class Three Director:
(term expires in 2009)
Garry L. Moody
68,613,557
1,444,687








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